Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (August 8, 2013) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended June 30, 2013, of $1,775,000 or $0.23 per share. This compares to net income of $11,018,000 or $1.40 per share for the quarter ended March 31, 2013, and compares to net income of $5,055,000 or $0.64 per share for the quarter ended June 30, 2012.

Net income for the nine months ended June 30, 2013, was $21,110,000 or $2.68 per share, compared to a net income of $10,369,000 or $1.32 per share for the nine months ended June 30, 2012.

Included in non-interest income for the three months ended June 30, 2013, are reductions of $5.4 million for non-cash accounting adjustments to record residential loans held for sale at fair value and to record the fair value of outstanding loan commitments in accordance with Generally Accepted Accounting Principles (“GAAP”). Specifically, GAAP requires the Bank to recognize the changes in fair value of commitments to fund loans to borrowers. This created a substantial adverse non-cash fair value adjustment in the June 2013 quarter because market interest rates increased significantly after commitments were made to borrowers. Management expects to fund these commitments to borrowers and then receive sales proceeds from investors at already committed prices subsequent to the June 2013 quarter.

During the quarters ended March 31, 2013, and December 31, 2012, the Bank recorded negative provisions for loan losses of $5.6 million and $4.0 million, respectively, which were necessary to reduce the Bank’s Allowance for Loan and Lease Losses (“ALLL”) to a level consistent with the Bank’s ALLL methodology. During each of these quarters, various quantitative factors used in the ALLL methodology showed notable improvement, including a decreases in criticized assets, decreases in the Bank’s level of non-performing assets, and declines in the Bank’s commercial real estate, construction and land development portfolios which have generally experienced higher loss rates. Qualitative factors also improved, including renewed strength of the Kansas City area housing market, where all of the Bank’s construction and land development loans are concentrated.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of June 30, 2013, the Bank’s tier 1 leverage ratio and total risk-based capital ratio was 17.2% and 22.6%, respectively.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank, a nationwide residential mortgage lender, also has loan origination offices in Kansas City, Lee’s Summit and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12
EARNINGS DATA:
Net interest income	$10,273	10,891	11,716	32,345	37,932
Provision for loan losses	—	(5,600)	3,000	(9,600)	10,500
Non-interest income	10,997	18,965	15,561	46,459	34,399
Non-interest expense	18,384	17,540	16,063	54,079	44,971
Income tax expense (benefit)	1,111	6,898	3,159	13,215	6,491

Net income (loss)	$1,775	11,018	5,055	21,110	10,369

FINANCIAL CONDITION DATA:
Total assets	$1,142,405	1,179,036	1,220,569	1,142,405	1,220,569
Total loans and mortgage-backed and related securities	790,463	794,162	925,279	790,463	925,279
Customer and brokered deposit accounts	801,348	817,288	865,416	801,348	865,416
Stockholders’ equity	190,575	190,318	161,209	190,575	161,209
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$24.22	24.19	20.49	24.22	20.49
Earnings (loss) per share	0.23	1.40	0.64	2.68	1.32
Cash dividends paid per share	0.00	0.00	0.00	0.00	0.00
Return on assets (annualized net income divided by total average assets)	0.61%	3.62%	1.68%	2.36%	1.12%
Return on equity (annualized net income divided by average stockholders’ equity)	3.73%	23.81%	12.73%	15.55%	8.87%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614